Exhibit 99.1

Radian Reports Third Quarter 2014 Financial Results

– Reports net income of $154 million or $0.67 per diluted share –

– Grows industry-leading mortgage insurance in force to $169 billion –

– Includes results for Clayton Holdings, an important step in diversification strategy –

PHILADELPHIA--(BUSINESS WIRE)--October 30, 2014--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2014, of $153.6 million, or $0.67 per diluted share. This compares to a net loss for the quarter ended September 30, 2013, of $12.7 million, or $0.07 per diluted share. Results for both periods included modest levels of combined net gains from the change in fair value of derivatives and other financial instruments and minimal net losses on investments. Book value per share at September 30, 2014, was $9.08.

Adjusted pretax operating income for the quarter ended September 30, 2014, was $147.2 million, consisting of $132.6 million of income from the Mortgage Insurance segment, $9.3 million of income from the Financial Guaranty segment and $5.3 million of income from the Mortgage and Real Estate Services segment. This compares to an adjusted pretax operating loss for the quarter ended September 30, 2013, of $12.4 million, consisting of a loss of $3.2 million from the Mortgage Insurance segment and a loss of $9.2 million from the Financial Guaranty segment. The Mortgage and Real Estate Services segment comprises the results of operations for Clayton Holdings, which was acquired by Radian on June 30, 2014.

“Radian delivered excellent results in the third quarter, increasing profits with net income of $154 million,” said Chief Executive Officer S.A. Ibrahim. “Our results were driven by the strong credit performance of our businesses combined with the positive top-line impact of our growing mortgage insurance book. Our results also included solid performance from Clayton, which begins to illustrate the benefit of our diversification strategy.”

CAPITAL AND LIQUIDITY UPDATE

Radian Guaranty’s risk-to-capital ratio was 18.4:1 as of September 30, 2014. Radian Group maintains approximately $760 million of currently available liquidity.

  As of September 30, 2014, Radian Guaranty’s statutory capital was $1.6 billion, compared to $1.5 billion at June 30, 2014, and $1.3 billion a year ago.
  In 2012, Radian Guaranty entered into two quota share reinsurance agreements with the same third-party reinsurance provider, in order to proactively manage its risk-to-capital position. On April 1, 2013, Radian reduced the amount of new business ceded under these reinsurance agreements on a prospective basis from 20 percent to 5 percent. As of September 30, 2014, a total of $2.7 billion of risk in force had been ceded under those agreements. Radian has the option to recapture approximately $750 million of the ceded risk outstanding on December 31, 2014, and an additional portion of the remaining ceded risk outstanding on December 31, 2015.

THIRD QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) was $11.2 billion during the quarter, compared to $9.3 billion in the second quarter of 2014, and $13.7 billion in the prior-year quarter.
    Of the $11.2 billion in new business written in the third quarter of 2014, 72 percent was written with monthly premiums and 28 percent with single premiums. This compares to a mix of 71 percent monthly premiums and 29 percent single premiums in the third quarter of 2013.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force was $169.2 billion as of September 30, 2014, compared to $165.0 billion as of June 30, 2014, and $158.6 billion as of September 30, 2013. Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a 12-month period, was 83.5 percent as of September 30, 2014, compared to 83.1 percent as of June 30, 2014, and 80.5 percent as of September 30, 2013.
  As previously disclosed and consistent with the company’s strategy for actively managing and reducing legacy mortgage insurance exposure, on September 16, 2014, Radian Guaranty entered into a Confidential Settlement Agreement with Countrywide Home Loans and Bank of America in order to resolve various actual and potential claims and disputes related to mortgage insurance coverage on legacy loans. Implementation of the Settlement Agreement remains subject to Fannie Mae and Freddie Mac approval.
  The mortgage insurance provision for losses was $48.9 million in the third quarter of 2014, compared to $64.6 million in the second quarter of 2014, and $149.7 million in the prior-year period.
    The loss ratio in the third quarter was 22.5 percent, compared to 31.7 percent in the second quarter of 2014, and 74.8 percent in the third quarter of 2013.
    Mortgage insurance loss reserves were $1.6 billion as of September 30, 2014, compared to $1.7 billion as of June 30, 2014, and $2.3 billion as of September 30, 2013.
    Primary reserve (excluding IBNR and other reserves) per default was $27,477 as of September 30, 2014. This compares to primary reserve per default of $26,024 as of June 30, 2014, and $27,202 as of September 30, 2013. The increase in reserve per default was primarily related to the impact of the Settlement Agreement discussed above, which resulted in an increase to case reserves, and a corresponding decrease to the company's related IBNR reserve.
  The total number of primary delinquent loans decreased by 4 percent in the third quarter from the second quarter of 2014, and by 28 percent from the third quarter of 2013. The primary mortgage insurance delinquency rate decreased to 5.4 percent in the third quarter of 2014, compared to 5.8 percent in the second quarter of 2014, and 7.8 percent in the third quarter of 2013.
  Total mortgage insurance claims paid were $173.9 million in the third quarter of 2014, compared to $240.3 million in the second quarter of 2014, and $519.3 million in the third quarter of 2013 (consisting of $254.6 million related to the August 2013 Freddie Mac Agreement and $264.7 million of other claims paid). Claims paid in the third quarter of 2014 exclude approximately $22 million of claims processed in the quarter in accordance with the terms of the Freddie Mac Agreement, for which no cash payment was necessary. The company continues to expect mortgage insurance net claims paid in the $900 million to $1.0 billion range for the full-year 2014. Claims paid for the full-year 2015 are expected to decrease materially from 2014 levels.
  Other operating expenses were $56.3 million in the third quarter, including $8.7 million of Clayton operating expenses and $2.1 million of long-term compensation expenses. This compares to $65.6 million in the second quarter, which included $6.7 million of Clayton-related acquisition expenses and $13.6 million of long-term compensation expneses, and $71.0 in the third quarter of 2013, which included $28.1 million of long-term compensation expenses.
  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC, which was an important step in its growth and diversification strategy. The Mortgage and Real Estate Services segment comprises the results of operations for Clayton.
    Total service revenues were $42.2 million and gross profit on services was $18.3 million.
    Total expenses for the segment, excluding direct cost of services, were $13.1 million, including $4.4 million of allocated interest expense relating to the company’s $300 million debt issuance of senior notes in June 2014 to finance the acquisition.
    Press release Exhibit N includes supplemental financial information by line of business for Clayton as well as summary financial information representing unaudited quarterly historical details for Clayton for periods prior to Radian’s acquisition of the company.
  Radian Asset Assurance Inc. serves as a source of capital for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.
    As of September 30, 2014, Radian Asset had approximately $1.0 billion in statutory surplus with an additional $0.4 billion in claims-paying resources.
    The company maintains $12.7 million of total loss reserves on its Puerto Rico exposure as of September 30, 2014. An overview of the company’s Puerto Rico exposure may be found under Company Statements in the Investors section of Radian’s website: http://www.radian.biz/page?name=CompanyStatements
    Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 83 percent to $19.4 billion as of September 30, 2014, including large declines in many of the riskier segments of the portfolio.
  On September 8, 2014, Radian provided commentary to the Federal Housing Finance Agency (FHFA) on several areas of the proposed Private Mortgage Insurer Eligibility Requirements (PMIERs). The PMIERs, which were issued by the FHFA in July, were developed by Fannie Mae and Freddie Mac (GSEs) and are intended to provide revised requirements that the GSEs will impose on private mortgage insurers, including Radian Guaranty, to remain eligible insurers of loans purchased by the GSEs. Radian expects to have the ability to fully comply within the applicable transition period, without a need to raise external capital. Additional information on the proposed PMIERs including Radian’s response may be found on Radian’s website at www.radian.biz/pmiers. Responses received by the FHFA during the public comment period may be found on the FHFA’s website.

RECENT EVENT

Clayton President Paul T. Bossidy has announced his plan to resign from the company effective October 31, 2014. Clayton Chief Operating Officer Joseph D’Urso will assume leadership of Clayton as president, reporting directly to Radian Chief Executive Officer S.A. Ibrahim. As president, D’Urso will be responsible for the overall strategic direction of Clayton. D’Urso has been in the financial industry for 23 years, spending the majority of that time in the mortgage and real estate capital market sectors. Prior to joining Clayton, D’Urso was president and chief operating officer of Green River Capital, a Clayton subsidiary. Prior to that, he held leadership roles in banking, loan trading, asset management and finance at Merrill Lynch and Goldman Sachs.

CONFERENCE CALL

Radian will discuss third quarter financial results in its conference call today, Thursday, October 30, 2014 at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1766 inside the U.S., or 612.288.0337 for international callers, using passcode 339409 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 339409.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURE

Radian believes that adjusted pretax operating income (a non-GAAP measure) facilitates evaluation of the company’s fundamental financial performance and provides relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, this measure is not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as an alternative to a GAAP measure of performance. The measure described below has been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enable more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the GAAP measure. See Exhibit E or Radian’s website for a description of these items, as well as a reconciliation of adjusted pretax operating income (loss) to pretax income (loss).

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations
Exhibit B:	Net Income (Loss) Per Share
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Segment Information Three and Nine Months Ended September 30, 2014 and
Three and Nine Months Ended September 30, 2013
Exhibit E:	Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit F:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit G:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit H:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit I:	Mortgage Insurance Supplemental Information
Pool and Other Risk in Force, Risk-to-Capital
Exhibit J:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency
Exhibit M:	Financial Guaranty Supplemental Information
Exhibit N:	Clayton Selected Financial Information

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013

Revenues:
Net premiums earned - insurance	$227,156	$211,984	$646,935	$617,696
Services revenue	42,243	—	42,243	—
Net investment income	26,178	26,732	76,144	81,220
Net (losses) gains on investments	(7,839)	(7,132)	103,831	(142,891)
Change in fair value of derivative instruments	19,360	10,778	126,923	(70,357)
Net gains (losses) on other financial instruments	982	902	(229)	(3,585)
Other income	1,171	1,314	4,115	5,319
Total revenues	309,251	244,578	999,962	487,402

Expenses:
Provision for losses	42,526	154,849	167,527	427,821
Policy acquisition costs	6,034	7,958	23,069	35,159
Direct cost of services	23,896	—	23,896	—
Other operating expenses	56,262	70,974	181,722	212,055
Interest expense	23,989	19,570	66,264	54,871
Amortization of intangible assets	3,294	—	3,294	—
Total expenses	156,001	253,351	465,772	729,906

Equity in net (loss) income of affiliates	—	—	(13)	1

Pretax income (loss)	153,250	(8,773)	534,177	(242,503)
Income tax (benefit) provision	(340)	3,909	2,995	(9,149)

Net income (loss)	$153,590	$(12,682)	$531,182	$(233,354)

Diluted net income (loss) per share	$0.67	$(0.07)	$2.37	$(1.43)

For Trend Information, refer to our Quarterly Financial Statistics on Radian’s website.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
Net income (loss)—basic	$153,590	$(12,682)	$531,182	$(233,354)
Adjustment for dilutive Convertible Senior Notes due 2019 (1)	5,552	—	16,510	—
Net income (loss)—diluted	$159,142	$(12,682)	$547,692	$(233,354)

Average common shares outstanding—basic	191,050	171,830	182,357	162,828
Dilutive effect of Convertible Senior Notes due 2017	6,342	—	7,665	—
Dilutive effect of Convertible Senior Notes due 2019	37,736	—	37,736	—
Dilutive effect of stock-based compensation arrangements (2)	2,939	—	2,904	—
Adjusted average common shares outstanding—diluted	238,067	171,830	230,662	162,828

Net income (loss) per share—basic	$0.80	$(0.07)	$2.91	$(1.43)
Net income (loss) per share—diluted	$0.67	$(0.07)	$2.37	$(1.43)

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

For the three and nine months ended September 30, 2014, 557,240 shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share as of such dates because they were anti-dilutive.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,	December 31,
(In thousands, except per share amounts)	2014	2013

Assets:
Investments	$4,975,401	$4,931,157
Cash	31,908	23,858
Restricted cash	16,509	22,527
Deferred policy acquisition costs	60,140	66,926
Accrued investment income	26,043	30,264
Accounts and notes receivable	93,644	75,106
Property and equipment, at cost	22,077	10,516
Derivative assets	24,213	16,642
Deferred income taxes, net	—	17,902
Reinsurance recoverables	23,335	46,846
Goodwill and other intangible assets, net	293,632	2,300
Other assets	392,789	377,647
Total assets	$5,959,691	$5,621,691

Liabilities and stockholders’ equity:
Unearned premiums	$796,742	$768,871
Reserve for losses and loss adjustment expenses	1,620,351	2,185,421
Long-term debt	1,201,069	930,072
VIE debt	91,232	94,645
Derivative liabilities	185,258	307,185
Other liabilities	330,638	395,852
Total liabilities	4,225,290	4,682,046

Common stock	209	191
Additional paid-in capital	1,706,222	1,454,297
Retained deficit	(21,044)	(552,226)
Accumulated other comprehensive income	49,014	37,383
Total common stockholders’ equity	1,734,401	939,645
Total liabilities and stockholders’ equity	$5,959,691	$5,621,691

Shares outstanding, end of period	191,050	173,100

Book value per share	$9.08	$5.43

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 1 of 5)

Summarized financial information concerning our operating segments and reconciliations to consolidated pretax income (loss) and consolidated net income (loss), as of and for the periods indicated, is as follows:

	Three Months Ended September 30, 2014
			Mortgage and
	Mortgage	Financial	Real Estate
(In thousands)	Insurance	Guaranty	Services (1)	Total
Net premiums written - insurance	$245,775	$(1,523)	$—	$244,252
(Increase) decrease in unearned premiums	(27,948)	10,852	—	(17,096)
Net premiums earned - insurance	217,827	9,329	—	227,156
Services revenue	—	—	42,243	42,243
Net premiums earned on derivatives (2)	—	2,882	—	2,882
Net investment income	15,904	10,274	—	26,178
Other income	1,130	41	—	1,171
Total revenues	234,861	22,526	42,243	299,630

Provision for losses	48,942	(6,416)	—	42,526
Estimated present value of net credit recoveries incurred (2)	(190)	(475)	—	(665)
Policy acquisition costs	4,240	1,794	—	6,034
Direct cost of services	—	—	23,896	23,896
Other operating expenses	41,368	6,663	8,663	56,694
Interest expense	7,936	11,629	4,424	23,989
Total expenses	102,296	13,195	36,983	152,474

Adjusted pretax operating income	$132,565	$9,331	$5,260	$147,156

	At September 30, 2014
			Mortgage and
	Mortgage	Financial	Real Estate
(In thousands)	Insurance	Guaranty	Services (1)	Total
Cash & Investments	$3,017,737	$1,978,972	$10,600	$5,007,309
Restricted cash	11,574	73	4,862	16,509
Deferred policy acquisition costs	27,595	32,545	—	60,140
Goodwill	2,095	—	191,931	194,026
Other intangible assets, net	154	—	99,452	99,606
Total assets	3,447,406	2,175,773	336,512	5,959,691
Unearned premiums	625,269	171,473	—	796,742
Reserve for losses and loss adjustment expenses	1,588,131	32,220	—	1,620,351
VIE Debt	3,196	88,036	—	91,232
Derivative liabilities	—	185,258	—	185,258

(1)	Comprising the acquisition of Clayton Holdings, effective June 30, 2014.
(2)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 2 of 5)

	Nine Months Ended September 30, 2014
			Mortgage and
	Mortgage	Financial	Real Estate
(In thousands)	Insurance	Guaranty	Services (1)	Total
Net premiums written - insurance	$680,675	$(350)	$—	$680,325
(Increase) decrease in unearned premiums	(60,440)	27,050	—	(33,390)
Net premiums earned - insurance	620,235	26,700	—	646,935
Services revenue	—	—	42,243	42,243
Net premiums earned on derivatives (2)	—	9,673	—	9,673
Net investment income	45,196	30,948	—	76,144
Other income	3,813	302	—	4,115
Total revenues	669,244	67,623	42,243	779,110

Provision for losses	163,216	4,311	—	167,527
Estimated present value of net credit losses incurred (2)	129	10,303	—	10,432
Policy acquisition costs	18,003	5,066	—	23,069
Direct cost of services	—	—	23,896	23,896
Other operating expenses	141,333	25,426	8,663	175,422
Interest expense	19,713	42,127	4,424	66,264
Total expenses	342,394	87,233	36,983	466,610

Equity in net loss of affiliates	—	(13)	—	(13)

Adjusted pretax operating income (loss)	$326,850	$(19,623)	$5,260	$312,487

(1)	Comprising the acquisition of Clayton Holdings, effective June 30, 2014.
(2)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 3 of 5)

	Three Months Ended September 30, 2013
	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Net premiums written - insurance	$250,799	$43	$250,842
Increase in unearned premiums	(50,679)	11,821	(38,858)
Net premiums earned - insurance	200,120	11,864	211,984
Net premiums earned on derivatives (1)	—	4,170	4,170
Net investment income	14,868	11,864	26,732
Other income	1,250	64	1,314
Total revenues	216,238	27,962	244,200

Provision for losses	149,687	5,162	154,849
Estimated present value of net credit (recoveries) losses incurred (1)	(74)	3,347	3,273
Policy acquisition costs	5,839	2,119	7,958
Other operating expenses	59,590	11,384	70,974
Interest expense	4,447	15,123	19,570
Total expenses	219,489	37,135	256,624

Adjusted pretax operating income	$(3,251)	$(9,173)	$(12,424)

Cash and investments	$2,767,160	$2,293,485	$5,060,645
Restricted cash	22,890	101	22,991
Deferred policy acquisition costs	29,158	39,303	68,461
Total assets	3,238,224	2,520,349	5,758,573
Unearned premiums	535,420	216,167	751,587
Reserve for losses and loss adjustment expenses	2,314,785	32,094	2,346,879
VIE Debt	11,109	93,109	104,218
Derivative liabilities	—	344,870	344,870

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 4 of 5)

	Nine Months Ended September 30, 2013
	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Net premiums written - insurance	$719,244	$(9,988)	$709,256
(Increase) decrease in unearned premiums	(138,180)	46,620	(91,560)
Net premiums earned - insurance	581,064	36,632	617,696
Net premiums earned on derivatives (1)	—	14,019	14,019
Net investment income	45,236	35,984	81,220
Other income	5,121	198	5,319
Total revenues	631,421	86,833	718,254

Provision for losses	418,675	9,146	427,821
Estimated present value of net credit recoveries incurred (1)	(50)	(116)	(166)
Policy acquisition costs	24,072	11,087	35,159
Other operating expenses	176,665	35,390	212,055
Interest expense	10,820	44,051	54,871
Total expenses	630,182	99,558	729,740

Equity in net income of affiliates	—	1	1

Adjusted pretax operating income (loss)	$1,239	$(12,724)	$(11,485)

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 5 of 5)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income (Loss)
and Consolidated Net Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2014	2013	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance	$132,565	$(3,251)	$326,850	$1,239
Financial Guaranty	9,331	(9,173)	(19,623)	(12,724)
Mortgage and Real Estate Services (1)	5,260	—	5,260	—
Total adjusted pretax operating income (loss)	147,156	(12,424)	312,487	(11,485)

Change in fair value of derivative instruments	19,360	10,778	126,923	(70,357)
Less: Estimated present value of net credit recoveries (losses) incurred (2)	665	(3,273)	(10,432)	166
Less: Net premiums earned on derivatives (2)	2,882	4,170	9,673	14,019
Change in fair value of derivative instruments expected to reverse over time	15,813	9,881	127,682	(84,542)
Net (losses) gains on investments	(7,839)	(7,132)	103,831	(142,891)
Net gains (losses) on other financial instruments	982	902	(229)	(3,585)
Acquisition-related expenses (2)	432	—	(6,300)	—
Amortization of intangible assets (2)	(3,294)	—	(3,294)	—
Consolidated pretax income (loss)	153,250	(8,773)	534,177	(242,503)
Income tax (benefit) provision	(340)	3,909	2,995	(9,149)
Consolidated net income (loss)	$153,590	$(12,682)	$531,182	$(233,354)

(1)	Comprising the acquisition of Clayton Holdings, effective June 30, 2014.
(2)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

On a consolidated basis, “adjusted pretax operating income (loss)” is a measure not determined in accordance with GAAP. Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss). Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies. See Exhibit E for additional information on our consolidated non-GAAP financial measure.

Radian Group Inc. and Subsidiaries
Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit E (page 1 of 2)

Use of Non-GAAP Financial Measure. In addition to the traditional GAAP financial measures, we have presented a non-GAAP financial measure for the consolidated company, “adjusted pretax operating income (loss),” among our key performance indicators to evaluate our fundamental financial performance. This non-GAAP financial measure aligns with the way the Company’s business performance is evaluated by both management and the board of directors. This measure has been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” is a non-GAAP financial measure, we believe this measure aids in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments. Management’s use of this measure as its primary measure to evaluate segment performance began with the quarter ended March 31, 2014. Accordingly, for comparison purposes, we also present the applicable measures from the corresponding periods of 2013 on a basis consistent with the current year presentation.

Adjusted pretax operating income (loss) adjusts GAAP pretax income (loss) to remove the effects of net gains (losses) on investments and other financial instruments, acquisition-related expenses, amortization of intangible assets and net impairment losses recognized in earnings. It also excludes gains and losses related to changes in fair value estimates on insured credit derivatives and instead includes the impact of changes in the present value of insurance claims and recoveries on insured credit derivatives, based on our ongoing insurance loss monitoring, as well as premiums earned on insured credit derivatives.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the GAAP measure. These adjustments, along with the reasons for their treatment, are described below.

(1)

Change in fair value of derivative instruments. Gains and losses related to changes in the fair value of insured credit derivatives are subject to significant fluctuation based on changes in interest rates, credit spreads (of both the underlying collateral as well as our credit spread), credit ratings and other market, asset-class and transaction-specific conditions and factors that may be unrelated or only indirectly related to our obligation to pay future claims. With the exception of the estimated present value of net credit (losses) recoveries incurred and net premiums earned on derivatives, discussed in items 2 and 3 below, we believe these gains and losses will reverse over time and consequently these changes are not expected to result in economic gains or losses. Therefore, these gains and losses are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Estimated present value of net credit (losses) recoveries incurred. The change in present value of insurance claims we expect to pay or recover on insured credit derivatives represents the amount of the change in credit derivatives from item 1, above, that we expect to result in an economic loss or recovery based on our ongoing loss monitoring analytics. Therefore, this item is expected to have an economic impact and is included in our calculation of adjusted pretax operating income (loss). Also included in this item is the expected recovery of miscellaneous operating expenses associated with our consolidated VIEs.

(3)

Net premiums earned on derivatives. The net premiums earned on insured credit derivatives are classified as part of the change in fair value of derivative instruments discussed in item 1 above. However, since net premiums earned on derivatives are considered part of our fundamental operating activities, these premiums are included in our calculation of adjusted pretax operating income (loss).

(4)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses. We do not view them to be indicative of our fundamental operating activities. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a limited and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(6)

Amortization of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(7)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment and impairment adjustments are made whenever appropriate. We do not view impairment losses on investments or intangibles to be indicative of our fundamental operating activities. Therefore, these losses are excluded from our calculation of adjusted pretax operating income (loss).

Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss). Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit E (page 2 of 2)

The following table provides a reconciliation of our non-GAAP financial measure for the consolidated company, adjusted pretax operating income (loss), to the most comparable GAAP measure, pretax income (loss).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2014	2013	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance	$132,565	$(3,251)	$326,850	$1,239
Financial Guaranty	9,331	(9,173)	(19,623)	(12,724)
Mortgage and Real Estate Services	5,260	—	5,260	—
Total adjusted pretax operating income	147,156	(12,424)	312,487	(11,485)

Change in fair value of derivative instruments	19,360	10,778	126,923	(70,357)
Less: Estimated present value of net credit recoveries (losses) incurred (1)	665	(3,273)	(10,432)	166
Less: Net premiums earned on derivatives (1)	2,882	4,170	9,673	14,019
Change in fair value of derivative instruments expected to reverse over time	15,813	9,881	127,682	(84,542)

Net (losses) gains on investments	(7,839)	(7,132)	103,831	(142,891)
Net gains (losses) on other financial instruments	982	902	(229)	(3,585)
Acquisition-related expenses (1)	432	—	(6,300)	—
Amortization of intangible assets (1)	(3,294)	—	(3,294)	—
Pretax income (loss)	$153,250	$(8,773)	$534,177	$(242,503)

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit F

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$11,210	100.0%	$13,718	100.0%	$27,338	100.0%	$37,999	100.0%
Alt -A and A minus and below	—	—	2	—	2	—	4	—
Total Primary	$11,210	100.0%	$13,720	100.0%	$27,340	100.0%	$38,003	100.0%

Total primary new insurance written by FICO score
>=740	6,900	61.6%	9,508	69.3%	17,014	62.2%	27,384	72.0%
680-739	3,503	31.2	3,642	26.5	8,471	31.0	9,296	24.5
620-679	807	7.2	570	4.2	1,855	6.8	1,323	3.5
Total Primary	$11,210	100.0%	$13,720	100.0%	$27,340	100.0%	$38,003	100.0%

Percentage of primary new insurance written
Monthly premiums	72%		71%		74%		68%
Single premiums	28%		29%		26%		32%

Refinances	16%		21%		16%		33%
LTV
95.01% and above	0.3%		3.1%		0.4%		2.4%
90.01% to 95.00%	53.7%		48.3%		53.3%		44.6%
85.01% to 90.00%	33.5%		36.4%		34.1%		37.6%
85.00% and below	12.5%		12.2%		12.2%		15.4%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit G

	September 30,		September 30,
	2014		2013
($ in millions)	$	%	$	%
Primary insurance in force (1)
Flow	$159,770	94.4%	$148,342	93.5%
Structured	9,452	5.6	10,268	6.5
Total Primary	$169,222	100.0%	$158,610	100.0%

Prime	$156,581	92.5%	$143,723	90.6%
Alt-A	7,709	4.6	9,101	5.7
A minus and below	4,932	2.9	5,786	3.7
Total Primary	$169,222	100.0%	$158,610	100.0%

Primary risk in force (1)
Flow	$40,337	94.9%	$36,881	94.1%
Structured	2,150	5.1	2,303	5.9
Total Primary	$42,487	100.0%	$39,184	100.0%

Flow
Prime	$38,156	94.6%	$34,255	92.9%
Alt-A	1,350	3.3	1,621	4.4
A minus and below	831	2.1	1,005	2.7
Total Flow	$40,337	100.0%	$36,881	100.0%

Structured
Prime	$1,302	60.6%	$1,359	59.0%
Alt-A	441	20.5	499	21.7
A minus and below	407	18.9	445	19.3
Total Structured	$2,150	100.0%	$2,303	100.0%

Total
Prime	$39,458	92.9%	$35,614	90.9%
Alt-A	1,791	4.2	2,120	5.4
A minus and below	1,238	2.9	1,450	3.7
Total Primary	$42,487	100.0%	$39,184	100.0%
(1)	Includes amounts related to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit H

	September 30,		September 30,
	2014		2013
($ in millions)	$	%	$	%
Total primary risk in force by FICO score
Flow
>=740	$23,417	58.0%	$20,732	56.2%
680-739	11,886	29.5	10,769	29.2
620-679	4,439	11.0	4,649	12.6
<=619	595	1.5	731	2.0
Total Flow	$40,337	100.0%	$36,881	100.0%

Structured
>=740	$617	28.7%	$619	26.9%
680-739	609	28.3	661	28.7
620-679	545	25.4	609	26.4
<=619	379	17.6	414	18.0
Total Structured	$2,150	100.0%	$2,303	100.0%

Total
>=740	$24,034	56.6%	$21,351	54.5%
680-739	12,495	29.4	11,430	29.2
620-679	4,984	11.7	5,258	13.4
<=619	974	2.3	1,145	2.9
Total Primary	$42,487	100.0%	$39,184	100.0%

Total primary risk in force by LTV
95.01% and above	$3,678	8.6%	$4,273	10.9%
90.01% to 95.00%	19,745	46.5	16,508	42.1
85.01% to 90.00%	15,210	35.8	14,563	37.2
85.00% and below	3,854	9.1	3,840	9.8
Total	$42,487	100.0%	$39,184	100.0%

Total primary risk in force by policy year
2005 and prior	$3,716	8.8%	$4,786	12.2%
2006	2,077	4.9	2,433	6.2
2007	4,734	11.1	5,452	13.9
2008	3,522	8.3	4,119	10.5
2009	1,170	2.8	1,564	4.0
2010	995	2.3	1,301	3.3
2011	1,929	4.5	2,393	6.1
2012	6,895	16.2	7,940	20.3
2013	10,640	25.1	9,196	23.5
2014	6,809	16.0	—	—
Total	$42,487	100.0%	$39,184	100.0%

Primary risk in force on defaulted loans (1)	$2,168		$3,010

(1)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	September 30,		September 30,
($ in millions)	2014		2013
	$	%	$	%
Pool risk in force
Prime	$1,158	78.6%	$1,292	77.8%
Alt-A	57	3.9	82	4.9
A minus and below	258	17.5	287	17.3
Total	$1,473	100.0%	$1,661	100.0%

Total pool risk in force by policy year
2005 and prior	$1,400	95.0%	$1,546	93.1%
2006	10	0.7	43	2.6
2007	62	4.2	71	4.3
2008	1	0.1	1	—
Total pool risk in force	$1,473	100.0%	$1,661	100.0%

Other risk in force
Second-lien
1st loss	$47		$66
2nd loss	14		11
NIMS	5		14
1st loss-Hong Kong primary mortgage insurance	14		24
Total other risk in force	$80		$115

Risk to capital ratio-Radian Guaranty only	18.4:1(1)		19.8:1
Risk to capital ratio-Mortgage Insurance combined	21.2:1(1)		25.0:1

(1) Preliminary

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2014	2013	2014	2013

Net claims paid
Prime	$104,440	$160,091	$458,493	$578,486
Alt-A	26,882	46,474	110,441	141,624
A minus and below	19,658	24,843	79,619	85,542
Total primary claims paid	150,980	231,408	648,553	805,652
Pool	8,880	33,181	56,105	92,741
Second-lien and other	490	80	1,728	2,578
Subtotal	160,350	264,669	706,386	900,971
Impact of Freddie Mac Agreement	—	254,667	—	254,667
Impact of captive terminations	—	—	1,156	—
Impact of settlements	13,500	—	13,500	—
Total	$173,850	$519,336	$721,042	$1,155,638

Average claim paid (1)
Prime	$49.2	$47.2	$45.9	$47.3
Alt-A	56.7	56.7	55.7	56.3
A minus and below	40.3	38.0	37.9	36.8
Total primary average claims paid	49.0	47.5	46.1	47.2
Pool	48.0	61.7	58.7	69.2
Second-lien and other	18.9	4.2	18.8	16.5
Total	$48.7	$48.8	$46.8	$48.5

Average primary claim paid (2)	$50.0	$49.8	$47.5	$49.4
Average total claim paid (2)	$49.6	$50.8	$48.0	$50.6

Loss ratio (3)	22.5%	74.8%	26.3%	72.1%
Expense ratio - NPE basis (3)	20.9%	32.7%	25.7%	34.5%
Expense ratio - NPW basis (4)	18.6%	26.1%	23.4%	27.9%

Reserve for losses by category
Prime	$721,811	$1,038,673
Alt-A	308,283	406,904
A minus and below	182,885	228,854
IBNR and other	212,908	313,244
LAE	52,690	50,505
Reinsurance recoverable (5)	21,201	49,675
Total primary reserves	1,499,778	2,087,855
Pool insurance	80,664	189,994
IBNR and other	2,468	26,624
LAE	3,434	5,480
Total pool reserves	86,566	222,098
Total 1st lien reserves	1,586,344	2,309,953
Second lien and other	1,787	4,832
Total reserves	$1,588,131	$2,314,785

1st lien reserve per default (6)
Primary reserve per primary default excluding IBNR and other	$27,477	$27,202
Pool reserve per pool default excluding IBNR and other	$9,983	$13,711

(1)	Net of reinsurance recoveries and without giving effect to the impact of the Freddie Mac Agreement, captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of the Freddie Mac Agreement, captive terminations and settlements.
(3)	Calculated on a GAAP basis using net premiums earned ("NPE").
(4)	Calculated on a GAAP basis using net premiums written ("NPW").
(5)	Represents ceded losses on captive transactions and quota share reinsurance transactions, and Smart Home in 2013.
(6)	If calculated before giving effect to deductibles and stop losses in pool transactions, this would be $15,905 and $26,767 at September 30, 2014 and 2013, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	September 30,	December 31,	September 30,
	2014	2013	2013
Default Statistics
Primary Insurance:

Prime
Number of insured loans	775,683	741,554	729,822
Number of loans in default	28,963	37,932	40,951
Percentage of loans in default	3.73%	5.12%	5.61%

Alt-A
Number of insured loans	39,903	44,905	47,014
Number of loans in default	8,629	11,209	12,107
Percentage of loans in default	21.62%	24.96%	25.75%

A minus and below
Number of insured loans	36,455	40,930	42,470
Number of loans in default	9,251	11,768	12,181
Percentage of loans in default	25.38%	28.75%	28.68%

Total Primary
Number of insured loans (1)	861,576	839,249	832,469
Number of loans in default (2)	46,843	60,909	65,239
Percentage of loans in default	5.44%	7.26%	7.84%

Pool insurance
Number of loans in default	8,420	11,921	14,257

(1)	Includes 9,535, 11,860 and 13,163 insured loans subject to the Freddie Mac Agreement at September 30, 2014, December 31, 2013 and September 30, 2013, respectively.
(2)

Excludes 4,824, 7,221 and 8,509 loans subject to the Freddie Mac Agreement that are in default at September 30, 2014, December 31, 2013 and September 30, 2013, respectively, as we no longer have claims exposure on these loans.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2014	2013	2014	2013

1st Lien Captives
Premiums ceded to captives	$3,096	$4,161	$9,918	$14,100
% of total premiums	1.3%	1.9%	1.5%	2.2%
Insurance in force included in captives (1)	3.0%	4.3%
Risk in force included in captives (1)	2.9%	4.2%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$4,668	$5,551	$15,018	$17,573
% of premiums written	1.8%	2.1%	2.1%	2.3%
QSR ceded premiums earned	$6,578	$7,216	$20,188	$22,711
% of premiums earned	2.8%	3.3%	3.0%	3.6%
Ceding commissions	$1,166	$1,388	$3,754	$4,393
Risk in force included in QSR (2)	$1,170,496	$1,376,416

Second QSR Transaction
QSR ceded premiums written	$9,082	$8,233	$24,447	$32,253
% of premiums written	3.5%	3.1%	3.4%	4.1%
QSR ceded premiums earned	$7,699	$5,099	$21,481	$12,220
% of premiums earned	3.3%	2.4%	3.2%	1.9%
Ceding commissions	$3,179	$2,882	$8,557	$11,289
Risk in force included in QSR (2)	$1,546,311	$1,201,235

Persistency (twelve months ended September 30)	83.5%	80.5%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit M

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2014	2013	2014	2013

Total Premiums Earned - insurance	$9,329	$11,864	$26,700	$39,079
Impact of commutations and reinsurance	—	—	—	(2,447)
Net Premiums Earned - insurance	$9,329	$11,864	$26,700	$36,632

Refundings included in earned premium	$6,253	$6,979	$14,443	$22,020

Claims paid	$(3,882)	$(1,303)	$(6,840)	$43,380	(1)

	September 30,	December 31,
($ in thousands, except ratios)	2014	2013

Statutory Information:

Capital and surplus	$1,033,109	$1,198,034
Contingency reserve	287,686	263,963
Qualified statutory capital	1,320,795	1,461,997

Unearned premium reserve	176,100	195,303
Loss and loss expense reserve	(171,219)	(180,168)
Total statutory policyholders’ reserves	1,325,676	1,477,132

Present value of installment premiums	66,154	90,852
Total statutory claims paying resources	$1,391,830	$1,567,984

Net debt service outstanding	$25,942,440	$30,778,401

Capital leverage ratio (2)	20	21
Claims paying leverage ratio (3)	19	20

Net par outstanding by product:
Public finance direct	$6,865,536	$8,051,124
Public finance reinsurance	4,149,475	4,383,643
Structured direct	7,924,150	10,872,379
Structured reinsurance	483,591	547,733
Total (4)	$19,422,752	$23,854,879

(1)	Primarily related to commutation of reinsurance business.
(2)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(3)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(4)

Included in public finance net par outstanding is $0.5 billion and $0.9 billion at September 30, 2014 and December 31, 2013, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

Radian Group Inc. and Subsidiaries
Mortgage and Real Estate Services Selected Financial Information
Exhibit N

The following table shows additional information for the three months ended September 30, 2014:

Three Months Ended
September 30, 2014
(In thousands)
Services revenue:
Loan Review and Due Diligence	$16,671
Component services	9,790
REO Management	6,614
Surveillance	6,400
EuroRisk	2,768
Total	42,243
Direct cost of services	23,896
Gross profit on services	$18,347

The selected unaudited financial information presented below represents unaudited quarterly historical information for the businesses of Clayton Holdings LLC (“Clayton”) for periods prior to our acquisition on June 30, 2014. Financial information for periods after the acquisition are included in Exhibit D in our Mortgage and Real Estate Services segment.

	2012		2013				2014
(In thousands)	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2
Services revenue	$32,514	$31,524	$37,041	$39,115	$32,718	$25,593	$28,043	$36,347
Direct cost of services	18,951	19,251	20,173	22,028	18,015	14,957	15,469	19,956
Gross profit on services	$13,563	$12,273	$16,868	$17,087	$14,703	$10,636	$12,574	$16,391

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets (including declines in home prices and property values), the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity (including legislative changes impacting the obligations of the public or sovereign entities that our financial guaranty business insures), actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of the fact that certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events, municipal and sovereign or sub-sovereign bankruptcy filings or other economic changes in geographic regions where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  a reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, or general reduced housing demand in the U.S., which may be exacerbated by regulations impacting home mortgage originations, including requirements established under the Dodd-Frank Act;
  our ability to maintain an adequate risk-to-capital position, minimum policyholder position and other surplus requirements for Radian Guaranty, our principal mortgage insurance subsidiary, and an adequate minimum policyholder position and surplus for our insurance subsidiaries that provide reinsurance or capital support to Radian Guaranty;
  Radian Guaranty's ability to comply with the financial requirements of the PMIERs (once adopted) within the applicable transition period which, based on the proposed PMIERs, may require us to contribute a substantial portion of our holding company cash and investments to Radian Guaranty, and could depend on our ability to, among other things: (1) successfully monetize Radian Asset Assurance, a direct subsidiary of Radian Guaranty, or otherwise utilize the capital at Radian Asset Assurance in a manner that complies with the PMIERs; and (2) obtain reinsurance for a portion of our mortgage insurance risk-in-force in a manner that is compliant with the PMIERs. The amount of capital or capital relief that may be required to comply with the PMIERs also may be impacted by the performance of our mortgage insurance business, including our level of defaults, the losses we incur on new and existing defaults and the amount and credit characteristics of new business we write, among other factors. Contributing a substantial portion of our holding company cash and investments to Radian Guaranty would leave Radian Group with less liquidity to satisfy its obligations, and we may not be successful in monetizing or otherwise utilizing the capital of Radian Asset Assurance or in obtaining qualifying reinsurance for our mortgage insurance risk-in-force on terms that are acceptable to us, if at all. In the event we are unable to successfully execute these or similar transactions or strategies, or such transactions are not available on terms that are acceptable to us, we may be required or we may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all. The ultimate form of the PMIERs and the timeframe for their implementation remain uncertain;
  changes in the charters or business practices of, or rules or regulations applicable to the GSEs, including the adoption of the PMIERs, which in their current proposed form: (1) would require Radian Guaranty to hold significantly more capital than is currently required and could negatively impact our returns on equity; (2) could limit the type of business that Radian Guaranty and other private mortgage insurers are willing to write, which could reduce our NIW; (3) could increase the cost of private mortgage insurance, including as compared to the FHA pricing, or result in the emergence of other forms of credit enhancement; and (4) could require changes to our business practices that may result in substantial additional costs in order to achieve and maintain compliance with the PMIERs;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  a more rapid than expected decrease in the levels of mortgage insurance Rescissions and Claim Denials, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in net rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials (including as part of one or more settlements of disputed rescissions or denials), or by the GSEs intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact that our loss mitigation activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;
  the need, in the event the BAC Settlement Agreement is not implemented or we are unsuccessful in defending our loss mitigation activities, to increase our loss reserves for, and reassume risk on, rescinded or cancelled loans or denied claims, and to pay additional claims, including amounts previously curtailed;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain a small part of our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our Monthly Premium policies and could decrease the profitability of our mortgage insurance business;
  heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers, including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have, that may be perceived as having a greater ability to comply with the PMIERs, that may have access to greater amounts of capital than we do, that are less dependent on capital support from their subsidiaries than we are or that are new entrants to the industry, and therefore, are not burdened by legacy obligations;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our businesses in particular, including whether and to what extent loans with private mortgage insurance may be considered "qualified residential mortgages" for purposes of the Dodd-Frank Act securitization provisions;
  the adoption of new or application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations (including in particular investigations and litigation relating to arrangements under RESPA); (ii) changes to the Mortgage Guaranty Insurers Model Act being considered by the NAIC that could include more stringent capital and other requirements for Radian Guaranty in states that adopt the new Mortgage Guaranty Insurers Model Act in the future; and (iii) legislative and regulatory changes (a) impacting the demand for our products, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, a significant portion of our investment portfolio and certain of our long-term incentive compensation awards;
  our ability to realize some or all of the tax benefits associated with our gross DTAs, which will depend, in part, on our ability to generate sufficient sustainable taxable income in future periods;
  changes in GAAP or SAP, rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries;
  our ability to fully realize the benefits anticipated from our recent acquisition of Clayton, which may be impeded by, among other things, a loss of customers and/or employees; the potential inability to successfully incorporate Clayton's business into Radian Group; and the potential distraction of management time and attention in connection with the post-acquisition process; and
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton, the valuation of which requires the use of significant estimates and assumptions with respect to the estimated future economic benefits arising from certain assets acquired in the transaction such as the value of expected future cash flows of Clayton, Clayton's workforce, expected synergies with our other affiliates and other unidentifiable intangible assets.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz